AMENDMENT TO AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT is made as of this 16th day of November 2023 and further amended as reflected on the Appendix between Brandes Investment Trust, a Delaware statutory trust (the “Trust”) and Brandes Investment Partners, L.P., a Delaware limited partnership (hereinafter called the “Adviser”).

WHEREAS, the parties hereto have entered into an Amended and Restated Expense Reimbursement Agreement dated October 1, 2008 (the “Agreement”);

WHEREAS, the parties wish to amend the Agreement in order to confirm that the Agreement continues to bind the Advisor following the amendment and restatement of the advisory agreement with the Advisor, and to reference the Amended and Restated Investment Advisory Agreement dated November 18, 2021 by and between the Trust and the Advisor; and

WHEREAS, the parties wish to amend Schedule A to remove the Brandes U.S. Value Fund.

NOW, THEREFORE, the parties hereto agree as follows:

1.    The parties confirm and agree that the Agreement continues to bind the Advisor, in accordance with the provisions of the Agreement, from and after the amendment and restatement of the Investment Advisory Agreement dated as of December 16, 1996, as amended, between the Trust and the Advisor.

2.    The parties agree to Remove the first WHEREAS clause of the Agreement and replace with the following:

WHEREAS, the parties hereto have entered into an Amended and Restated Investment Advisory Agreement dated November 18, 2021, as amended (the “Investment Advisory Agreement”), pursuant to which the Advisor agrees to provide, or arrange for the provision of, investment advisory and management services to the Trust; and

3.    Schedule A of the Agreement is replaced with the Schedule A attached hereto; and

4.    The parties confirm and agree that except as provided herein, all the terms of the Agreement remain unchanged and the Agreement as amended hereby continues in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BRANDES INVESTMENT TRUST		BRANDES INVESTMENT PARTNERS, L.P.

By:	/s/ Jeff Busby	By:	/s/ Brent Woods
Name:	Jeff Busby	Name:	Brent Woods
Title:	President	Title:	Chief Executive Officer

SCHEDULE A

Brandes Investment Trust

Amended and Restated Expense Limitation and Reimbursement Agreement

The annualized Operating Expenses of each class of each series of Brandes Investment Trust will be limited to the annual rate of average daily net assets shown below:

		Expense Caps
Fund	Class A	Class C	Class I	Class R6	Unnamed Class
Brandes Core Plus Fixed Income Fund	0.50%	N/A	0.30%	0.30%	N/A
Brandes Global Equity Fund	1.25%	2.00%	1.00%	0.82%	N/A
Brandes International Equity Fund	1.20%	1.95%	0.85%	0.75%	N/A
Brandes Emerging Markets Value Fund	1.37%	2.12%	1.12%	0.97%	N/A
SMART Fund	N/A	N/A	N/A	N/A	N/A
Brandes International Small Cap Equity Fund	1.40%	2.15%	1.15%	1.00%	N/A
Brandes Small Cap Value Fund	1.15%	N/A	0.90%	0.72%	N/A

Note:

Amended February 1, 2015 to change the name of the Emerging Markets Fund

Amended December 31, 2014 to add the Global Opportunities Value Fund and the Global Equity Income Fund.

Amended May 9, 2013 to revise the expense caps for the International Equity Fund.

Amended November 16, 2012 to add Class C to Equity Funds and to change Class S to Class A.

Amended May 10, 2012 to reduce expense limitations for the International Fund.

Amended November 17, 2011 to add the International Small Cap Fund and Credit Focus Yield Fund.

Amended January 31, 2011 to add the Emerging Markets Fund.

Amended November 12, 2015 to add Class R6 shares to Equity and Fixed Income Funds.

Amended November 12, 2015 to reduce expense cap for Credit Focus Yield Fund effective February 1, 2016.

Corrected Schedule Ratified on February 9, 2017.

Amended May 11, 2017 to change to a rolling 36-month recoupment period and 2-year term.

Amended August 10, 2017 to add the Small Cap Value Fund.

Amended February 2018 to add Brandes Value NextShares and remove Credit Focus Yield Fund.

Amended May 9, 2019 to remove Brandes Value NextShares and Brandes Global Opportunities Value Fund. Reduce the expense caps for the Brandes International Equity Fund.

Amended August 13, 2020 to reduce the expense caps for Brandes Core Plus Fixed Income Fund.

Amended August 12, 2021 to add the Brandes U.S. Value Fund. The expense caps for the Brandes U.S Value Fund shall continue in effect until January 28, 2023 and shall continue in effect thereafter for additional one year periods so long as such continuation is approved at least annual by the Adviser and the Board of Trustees of the Trust. Remove Brandes Global Equity Income Fund.

Amended November 16, 2023 to remove U.S. Value Fund.

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